                                                            EXHIBIT 21

                            LIST OF SUBSIDIARIES OF
                          LOCKHEED MARTIN CORPORATION

                                          State or      Percentage
                                        Country of    of Securities
      Name of Subsidiary               Incorporation      Owned
      ------------------               -------------  -------------
      Martin Marietta Materials, Inc.    Maryland       80.9%

Lockheed Martin Corporation has a number of other subsidiaries, but all of them, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. Accordingly, the names of the particular subsidiaries are omitted.